EXHIBIT 5.1
Chet A. Fenimore (512) 499-3818 cfenimore@jenkens.com	Jenkens & Gilchrist a professional corporation 401 Congress Avenue Suite 2500 Austin, TX 78701-3799 (512) 499-3800 Facsimile (512) 499-3810 www.jenkens.com
Chicago, Illinois
(312) 425-3900

Dallas, Texas
(214) 855-4500

Houston, Texas
(713) 951-3300

Los Angeles, California
(310) 820-8800

New York, New York
(212) 704-6000

Pasadena, California
(626) 578-7400

San Antonio, Texas
(210) 246-5000

Washington, D.C.
(202) 326-1500

December 15, 2004

EuroBancshares, Inc.
270 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Ladies and Gentlemen:

We have acted as counsel to EuroBancshares, Inc., a Puerto Rico corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,882,864 shares of common stock, $.01 par value per share (the “Shares”), of the Company pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on December 15, 2004 (the “Registration Statement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for the purposes of this opinion, including (i) the Registration Statement, and (ii) the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date.

We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

Based on the foregoing and having due regard for legal considerations we deem relevant, we are of the opinion that the Shares, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the United States of America and the Puerto Rico General Corporations Law of 1995. You should be aware that we are not admitted to the practice of law in the Commonwealth of Puerto Rico. Accordingly, any opinion herein as to the laws of the Commonwealth of Puerto Rico is based solely upon the latest unofficial compilation of the Puerto Rico General Corporations Law of 1995 available to us.

This opinion may be filed as an exhibit to the Registration Statement.

Sincerely,

JENKENS & GILCHRIST, A Professional Corporation

By:	/s/ Chet A. Fenimore
Chet A. Fenimore
For the Corporation